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                                                                   EXHIBIT 99.7

            [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
Phone.com, Inc.
800 Chesapeake Drive
Redwood City, California 94063

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Phone.com, Inc. ("Phone.com") as Annex J to the Joint Proxy Statement/Prospectus of Phone.com and Software.com, Inc. ("Software.com") relating to the proposed merger transaction involving Phone.com and Software.com and reference thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors" and "THE MERGER -- Opinion of Phone.com's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                     By: /s/ Credit Suisse First Boston
                                      Corporation
                                         CREDIT SUISSE FIRST BOSTON
                                          CORPORATION

August 30, 2000
Palo Alto, California